MSEP Signs LOI with Official Brake Fluid of the American LeMans Series

             -MSEP Enters High Performance Automotive Product Field

Scottsdale, AZ - June 23, 2005 MotorSports Emporium, Inc. (OTCBB: MSEP) a fast track motor sports company specializing in die cast collectable cars, automotive and racing art, original racing memorabilia and product licensing announced today the signing of a Letter of Intent (LOI) with Michael G. Wachholz, brake consulting expert and creator of Prospeed GS610 Maximum Performance Brake Fluid to develop, market and distribute a high quality performance brake fluid.

David Keaveney, President and CEO of MotorSports Emporium comments, "In order for MSEP to quickly grow to forecasted revenue projections we need to focus on proven product lines which need our resources to reach their full market potential and contribute to our profitability. Prospeed GS610 Maximum Performance Brake Fluid is a turn-key solution that could deliver the desired results and increase value to our shareholders. Under the terms of the non-binding LOI, the parties have agreed to prepare definitive agreements which would give MSEP both national and international rights to exclusively develop, market and sell Prospeed GS610 Maximum Performance Brake Fluid."

Michael G. Wachholz comments, "Brake fluid is the last consumable in the functional fluid category (as defined by the AAIA) of which there has been no new developments offered in over three decades and for which no one has attempted to market as a 'premium' product with a commensurate 'premium' price point. Prospeed GS610 Maximum Performance Brake Fluid exceeds the performance of all brake fluids currently on the market and sets a new price point and profit margin for both distributors and retailers. The product also has a unique marketing angle; it's the 'Official Brake Fluid' for the American LeMans Series and the Speed World Challenge."

Wachholz continued, "MSEP with Prospeed GS610 will work exclusively, nationally and internationally, to penetrate the lucrative motor sports and auto enthusiast market. Our collective relationships and contacts shall offer many new opportunities to leverage from. The market penetration and growth potential are impressive given MSEP's driver relationships and the product's successful track record of use in winning race cars. We plan to establish Prospeed GS610 as THE premier high performance brake fluid."

Keaveney concludes, "Prospeed GS610 has already made a name for it self in the high performance market commanding a premium price and performance status. With a "hard core" racing enthusiasts market of 2-3 million potential customers and an additional auto enthusiasts market greater than 72 million in the U.S.A. (according to SEMA - Specialty Equipment Manufacturers Association- 2003) Prospeed GS610 has a large market potential with a typical retail customer spending between $40-$80 annually for a complete flush/refill. Our goal is to develop the infrastructure and distribution network to ramp up the previous successful sale efforts to a much higher level commensurate with our revenue forecasts."

About MotorSports Emporium, Inc.

MotorSports Emporium Inc. is a fast-track company in the motor sports industry targeting enthusiasts who participate in die cast collectible cars, automobile restoration, high-performance accessories, motor sports-related collectibles, automotive and racing art, driver's apparel, race venues and product licensing. For more information visit www.motorsportsemporium.com. For product visit www.scalecars.com, www.driversdigs.com and www.pitstopstudios.com

About Prospeed GS610 Maximum Performance Brake Fluid

As the newest and highest performance brake fluid available, GS610's 610 degrees F (321 degrees C) boiling point exceeds the dry boiling point of all competitors. Prospeed GS610 was specifically designed to address the extreme environment of racing, sports car and all other driving environments where high temperature stability and consistent maximum performance are required. Prospeed GS610 Maximum Performance Brake Fluid is a DOT 4 brake fluid which meets or exceeds all requirements of FMVSS 116 and SAE J1704. Unlike many other racing brake fluids it is miscible with all DOT 3, DOT 4 and DOT 5.1 brake fluids. Prospeed GS610 Maximum Performance Brake Fluid is sold by select retailers nationwide. For more information and a list of current retailers, please visit www.GS610.com

This news release may include forward-looking statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.

Contact:

MotorSports Emporium Inc.
(480) 596-4002
info@motorsportsemporium.com

Source: MotorSports Emporium Inc.